Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 21 DATED FEBRUARY 3, 2025
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024, Supplement No. 3 dated June 4, 2024, Supplement No. 4 dated June 24, 2024, Supplement No. 5 dated July 2, 2024, Supplement No. 6 dated July 18, 2024, Supplement No. 7 dated August 2, 2024, Supplement No. 8 dated August 16, 2024, Supplement No. 9 dated August 19, 2024, Supplement No. 10 dated September 4, 2024, Supplement No. 11 dated September 17, 2024, Supplement No. 12 dated October 2, 2024, Supplement No. 13 dated October 18, 2024, Supplement No. 14 dated November 1, 2024, Supplement No. 15 dated November 15, 2024, Supplement No. 16 dated November 20, 2024, Supplement No. 17 dated December 2, 2024, Supplement No. 18 dated December 18, 2024, Supplement No. 19 dated January 2, 2025 and Supplement No. 20 dated January 17, 2025. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of January 2025; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of January 2025. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
January 2, 2025	$13.37	$13.47	$13.50	$13.50	$13.39	$13.32	$13.40
January 3, 2025	$13.31	$13.41	$13.44	$13.42	$13.32	$13.26	$13.32
January 6, 2025	$13.32	$13.41	$13.45	$13.43	$13.32	$13.26	$13.33
January 7, 2025	$13.32	$13.41	$13.45	$13.43	$13.33	$13.26	$13.33
January 8, 2025	$13.32	$13.41	$13.45	$13.43	$13.33	$13.26	$13.33
January 10, 2025	$13.32	$13.42	$13.45	$13.43	$13.33	$13.27	$13.33
January 13, 2025	$13.33	$13.42	$13.45	$13.44	$13.33	$13.27	$13.34
January 14, 2025	$13.38	$13.48	$13.51	$13.50	$13.39	$13.33	$13.40
January 15, 2025	$13.37	$13.46	$13.50	$13.49	$13.38	$13.32	$13.38
January 16, 2025	$13.37	$13.46	$13.49	$13.48	$13.37	$13.31	$13.38
January 17, 2025	$13.37	$13.46	$13.50	$13.48	$13.38	$13.31	$13.38
January 21, 2025	$13.37	$13.47	$13.50	$13.49	$13.38	$13.32	$13.39
January 22, 2025	$13.37	$13.47	$13.50	$13.49	$13.38	$13.32	$13.39
January 23, 2025	$13.38	$13.47	$13.50	$13.49	$13.38	$13.32	$13.39
January 24, 2025	$13.38	$13.48	$13.51	$13.50	$13.40	$13.33	$13.40
January 27, 2025	$13.39	$13.48	$13.52	$13.51	$13.40	$13.33	$13.41
January 28, 2025	$13.39	$13.48	$13.52	$13.51	$13.40	$13.33	$13.41
January 29, 2025	$13.39	$13.49	$13.52	$13.51	$13.40	$13.34	$13.41

January 30, 2025	$13.39	$13.49	$13.52	$13.51	$13.41	$13.34	$13.41
January 31, 2025	$13.39	$13.49	$13.52	$13.51	$13.41	$13.34	$13.41

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of January 2025, we received redemption requests in excess of the 2.0% monthly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests and any requests for which the total account value was less than the minimum account balance of $500, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose January 2025 redemption request was prorated received approximately 55.3% of such request.